SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On March 15, 2005, the Compensation Committee (the “Committee”) of the Board of Trustees of Kite Realty Group Trust (the “Company”) met and approved the establishment of benchmarks to determine 2005 bonuses for the Company’s executive officers, which would be paid in early 2006.  The Company’s executive officers participate in the Kite Realty Group Trust Executive Bonus Plan, filed on August 20, 2004 as Exhibit 10.27 to the Company’s Current Report on Form 8-K.

The Committee determined that 2005 annual bonuses will be based on objective and subjective criteria and both corporate and individual performance.  The principal corporate performance measures will be funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts (to be determined prior to impairment losses), new development projects and acquisitions of properties.  The Committee will measure corporate and individual performance to determine whether the individual has earned a “threshold,” “target,” “superior,” or “outperformance” bonus.  The Committee determined that in the case of both of Thomas K. McGowan, the Company’s Executive Vice President and Chief Operating Officer, and Daniel R. Sink, the Company’s Senior Vice President and Chief Financial Officer, approximately 80% of their bonuses will be based on achievement of corporate goals, with the remainder of the bonus based on achievement of  individual goals.  In the case of John A. Kite, the Company’s President and Chief Executive Officer, the Committee determined that his bonus will be based entirely on achievement of corporate goals.  The Committee will determine the bonus for Alvin E. Kite, Jr., the Company’s Chairman, separately on an annual basis.

The range of bonuses for each of the Company’s executive officers, other than Mr. Alvin E. Kite, Jr., expressed as a percentage of the individual’s base salary, is expected to be as follows:  Mr. John Kite, 0-200%; Mr. McGowan, 0-175%; and Mr. Sink, 0-125%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: March 21, 2005	By:	/s/ Daniel R. Sink
Daniel R. Sink
Senior Vice President, Chief Financial Officer and Treaurer